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                                                                    Exhibit 10.9

                            ALLIANT TECHSYSTEMS INC.
                             EXECUTIVE SPLIT DOLLAR
                               LIFE INSURANCE PLAN

The information in this summary is not intended to be advice for specific investment, tax, accounting, or legal matters. This summary brochure is offered for your convenience only, and if it differs from the policy or contracts, the policy or contracts prevail. Please consult your personal tax and/or legal advisor before applying any of this information to your particular circumstances.

                                  INTRODUCTION

Alliant Techsystems Inc. ("the Company") has implemented an Executive Split Dollar Life Insurance Plan for certain key executives. You have been selected as one of the employees eligible to participant in this plan. This plan replaces any other executive life insurance arrangements previously in effect.

The Company will still provide you with a basic level of coverage through the Company's group life insurance plan. This coverage will be the greater of the following two amounts: 1) $50,000, or 2) the amount which when added to the coverage provided under this Executive Life Insurance Plan would equal one and one-half times your benefits base.

Furthermore, your participation in this plan will not affect any supplemental life insurance coverage that you may have elected through the Company's group life insurance plan. You may continue that coverage under the same terms and conditions that currently apply to all salaried employees.

The Company is pleased to include this benefit in your Executive Compensation portfolio. The official policy is available in the Executive Compensation department for your review. This summary is offered for your convenience only, and if it differs from the policy or contracts, the policy or contracts prevail.

While the Company has agreed to offer you this benefit, doing so does not imply or create a contract of employment. Your benefit may be continued, changed or eliminated in the future at the Company's sole discretion. Although the Company intends this plan to continue into the future, the Company reserves the right to amend, terminate, or change the plan at any time.

                                  PLAN OVERVIEW

Under this plan, a life insurance policy is purchased for you by the Company which provides a substantial death benefit to your beneficiary(s) should you die during employment with the Company. In addition, the ownership and cash surrender value of the policy may be transferred to you at retirement, subject to your continued employment until retirement and the terms described herein.
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This is a split dollar life insurance plan, which simply means that the costs and benefits are shared between you and the Company. While actively employed, the Company, as owner of the policy, pays the premiums required for your coverage. You designate a beneficiary(s) for the death benefit; with such beneficiary(s) eligible to receive the stated death benefit should you die while employed before reaching retirement. You may change your beneficiary(s) at any time. Because of the complexities of estate planning, you should seek professional tax and legal advice before naming or changing your beneficiary(s).

Your share of the cost during your employment is the tax on the imputed income resulting from the Company's payment of the annual premiums. This imputed income is known as the PS58 cost, and is discussed in a following section of this summary. The Company will provide you with an annual statement showing the amount of imputed income and tax withholding.

At retirement, assuming you have at least 5 years of service and retire under terms mutually agreeable to you and the Company, the life insurance policy and the policy's cash surrender value will be transferred to you. The Company may also provide you with an additional payment to cover the income tax resulting from this gift. After retirement, you will own the policy and have the option to continue the coverage, withdraw the policy's cash value to supplement income, or some combination of the above.

If you leave employment with less than five years of service or prior to retirement, or under circumstances not mutually agreeable to you and the Company, the Company may, at its sole discretion, transfer ownership of the policy to you. However, the Company will retain all cash value and will not make any additional premium payments.

                                EMPLOYEE BENEFIT

BENEFIT AMOUNT
For specific information regarding the life insurance purchased on your life, please refer to your personalized benefit insert accompanying this summary.

The Company's payments cover your insurance costs, while also providing an accumulating cash value for paid up life insurance after you retire. According to the plan, the Company will make premium payments while you are employed until you reach age 60.1 This plan is designed so that the coverage amount remains in effect until age 70, then drops to 2/3 of the covered amount from age 70 to approximately age 95, at which time coverage ends. However, the actual coverage amount and age at which coverage ends may be altered by you following retirement. Any cost for increased coverage after retirement is your obligation.

TRANSFER OF POLICY UPON TERMINATION OF EMPLOYMENT
Should you retire after age 55 with at least 5 years of service, and under mutually agreeable circumstances, the life insurance policy will be delivered to you with the full cash surrender value accrued at that time. Depending on your age and years of service at the time of retirement, further premium payments may be required from you if you wish to keep the policy inforce as


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1        For those employees over age 55 at the time of initial participation, this age may be past 60. Please refer to your customized benefit insert for more information regarding your specific benefit.
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designed after your retirement. In particular, should you retire before age 601, further premium payments will be necessary to sustain the policy as originally designed.

If your employment should be terminated by you or the Company for any reason, even after reaching age 55 with 5 or more years of credited service, there is no requirement for the Company to deliver the policy or the cash surrender value to you. However the Company may, at its sole discretion, direct the policy and/or the accumulated cash surrender value to you.

In addition, should you leave employment with less than five years of service, or at any time under circumstances not mutually agreeable to you and the Company, the Company may, at its sole discretion, transfer ownership of the policy to you. However, the Company will retain all cash value and make no further payments.

                               RETIREMENT OPTIONS

RETIREMENT OPTIONS
Upon your retirement, after completing 5 years of service and assuming mutually agreeable terms, ownership of the life insurance policy and its cash surrender value will be transferred to you. If you retire after age 60, based on current interest rate assumptions, it is expected, but not guaranteed, that sufficient funds will then have accumulated in the policy to provide continued insurance, with no further annual premiums required.

However, a retirement prior to the completion of all planned premium payments will result in a reduced cash surrender value and subsequent benefit duration. In addition, the amount and duration of the post-retirement coverage will depend on your age, the actual amount of cash value in the policy, and other economic and interest rate factors that may change over time. Please refer to your personalized benefit insert to determine the number of planned payments to be made for your policy, and the age at which your premium payments are projected to be complete.

Your options at retirement include the following:

         1) Maintain insurance coverage as originally designed. This includes keeping the full face value to age 70 and then dropping it to 2/3 of original value at age 70. Based on interest rate assumptions at policy issue, your policy is projected, but not guaranteed, to remain inforce until age 95;

         2) Access the policy's cash surrender value through withdrawals and/or loans to supplement retirement income. Please note that this option may reduce the face amount of the policy and/or shorten the coverage period;

         3) Keep the coverage at full value past age 70 by paying additional premiums;

         4) Increase coverage beyond the original face value by providing proof of insurability and paying additional premiums;

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1        For those employees over age 55 at the time of initial participation, this age may be past 60. Please refer to your customized benefit insert for more information regarding your specific benefit.
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         5)       A combination of the above.

                              IMPORTANT INFORMATION

MEDICAL EXAM
In order for the Company to purchase an insurance policy on your life, you must first fulfill any and all underwriting requirements as needed by the insurance carrier. These requirements may include (but are not limited to) a medical examination, a health screening, and a review of medical records. All results of any such exams or medical reviews will be kept strictly confidential.

PS58 TAX ISSUES
Although the Company is paying the premiums for the insurance on your behalf, you will be taxed on the policy's "economic benefit". This benefit is the value of the insurance coverage provided by the Company, also known as the PS58 cost. The tax on this PS58 cost is your responsibility. When your policy is issued, your projected annual PS58 costs will be communicated to you. For active employees, the Company will update your W-2 records and ratably withhold the appropriate amount from your salary paychecks to pay the taxes due on the PS58 cost. For employees who are no longer active, but still have imputable income, a form 1099-R may be issued. This form will require filing with your annual tax return.

GROSS-UP PAYMENT TO COVER TAXES OWED AT RETIREMENT
At retirement after at least five years of service, assuming terms mutually agreeable to you and the Company, your policy and accumulated cash surrender value will be transferred to you. This cash value gift is taxable. To assist you with this tax burden, the Company may provide you with a one time gross-up payment to cover the taxes resulting from this gift.

ADMINISTRATION
Questions on this plan may be addressed to the Alliant Techsystems Executive Compensation department at (612) 931-5753, or may be directed to:

                            Nevin Executive Benefits
                        100 Washington Square, Suite 1200
                              Minneapolis, MN 55401
                                 (612) 343-2526